EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74871) of Pomeroy IT Solutions, Inc. (formerly Pomeroy Computer Resources, Inc.) of our report dated May 3, 2005 relating to Pomeroy IT Solutions, Inc.'s management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this Amended Annual Report on Form 10-K/A of Pomeroy IT Solutions, Inc. for its fiscal year ended January 5, 2005.


                                        Crowe Chizek and Company LLC

                                        /s/ Crowe Chizek and Company LLC



Louisville, Kentucky
May 5, 2005